                                                                    Exhibit 1

                             Waxman Industries, Inc.
                                24460 Aurora Road
                           Bedford Heights, Ohio 44146



                                                      March 28, 1996


Barnett Inc.
3333 Lenox Avenue
Jacksonville, Florida 32254

Dear Sirs:

         Waxman Industries, Inc., a Delaware corporation ("Waxman") and Barnett Inc., a Delaware corporation, hereby agree as follows:

         1. For purposes of this Agreement the term (a) "Subsidiary" means, with respect to any person, (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors ("Voting Securities") is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries of such person or (ii) any other person (other than a corporation) in which such person, one or more Subsidiaries of such person or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof, has at least a majority ownership interest and (b) "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of such person's capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

         2. During the term of this Agreement, Waxman will not, and will cause each of its Subsidiaries not to, acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any Voting Securities (including shares of common stock, par value $.01 per share) of Barnett or direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) any Voting Securities of Barnett if such acquisition, at the time it is made, together with the Voting Securities of Barnett otherwise owned collectively by Waxman and its Subsidiaries, would result in Waxman's aggregate beneficial (as defined below) or record ownership of Voting Securities of Barnett during the term of this Agreement equalling or exceeding a majority of the Voting Securities of Barnett as most recently publicly reported on or prior to the date of such acquisition, it being understood that no subsequent reduction in the outstanding Voting Securities of Barnett shall result in a violation of this paragraph.

         3. During the term of this Agreement, Waxman and any of its Subsidiaries shall have the right, directly or indirectly, to offer, sell, transfer, pledge, assign, hypothecate or otherwise dispose of any Voting Securities of Barnett beneficially owned by Waxman or any of its Subsidiaries.

         4. The parties to this Agreement shall take all actions and execute all instruments, documents, stipulations and agreements reasonably necessary to implement or carry out the terms hereof.

         5. This Agreement shall become effective upon the execution hereof and shall remain effective for a period of four years.

         6. Each of the parties hereto represents and warrants that it is duly authorized to execute and deliver this Agreement and that this Agreement is a valid and binding obligation of such party enforceable against such party in accordance with it terms. This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the respective successors and, assigns of the parties hereto.

         7. The parties agree that the provisions of this Agreement shall be severable in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and that the remaining provisions shall remain enforceable to the fullest extent permitted by law.

         8. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to the principles of conflict of laws thereof).

         9. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

                                Very truly yours,

                                Waxman Industries, Inc.

                                By: /s/ Michael Vantusko
                                    --------------------
                                    Vice President Finance and Chief Financial
                                    Officer

Accepted and Agreed:

Barnett Inc.

By:  /s/ William R. Pray
   ------------------------------
         President and Chief Executive Officer